Exhibit 16.1

[PricewaterhouseCoopers LLP Letterhead]

April 30, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Norcraft Holdings, L.P. and Norcraft Companies, L.P. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Norcraft Holdings, L.P. and Norcraft Companies, L.P. dated April 24, 2009. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP